REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Optex Systems, Inc.
Richardson, Texas

We have audited the accompanying balance sheets of Optex Systems, Inc. (the Company) as of September 28, 2008 and September 30, 2007, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Optex Systems, Inc. as of December September 28, 2008 and September 30, 2007, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/Rotenberg & Co., LLP

Rotenberg & Co., LLP
Rochester, New York
April 3, 2009

Optex Systems, Inc.
Balance Sheets

	09/28/08	09/30/07

ASSETS

Current Assets
Cash	170,183	504,753
Accounts Receivable	2,454,235	2,043,634
Net Inventory	4,547,726	6,112,565
Prepaid Expenses	307,507	17,072

Total Current Assets	7,479,651	8,678,024

Property and Equipment
Property Plant and Equipment	1,314,109	1,196,543
Accumulated Depreciation	(994,542)	(830,108)

Total Property and Equipment	319,567	366,435

Other Assets
Security Deposits	20,684	20,684
Intangibles	1,100,140	1,696,507
Goodwill	10,047,065	11,633,481

Total Other Assets	11,167,889	13,350,672

Total Assets	18,967,107	22,395,131

The accompanying notes are an integral part of these financial statements

Optex Systems, Inc.
Balance Sheets - continued

	09/28/08	09/30/07

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	1,821,534	3,381,508
Accrued Expenses	798,974	371,320
Accrued Warranties	227,000	-
Accrued Contract Losses	821,885	1,377,348
Loans Payable	373,974	-
Income Tax Payable	4,425	25,969

Total Current Liabilities	4,047,792	5,156,145

Other Liabilities
Note Payable	2,000,000	2,000,000
Accrued Interest on Note	336,148	136,148
Due to IRSN (Parent)	4,300,151	1,987,870

Total Other Liabilities	6,636,299	4,124,018

Total Liabilities	10,684,091	9,280,163

Stockholders' Equity
Common Stock (no par 100,000 authorized, 18,870 shares issued and 10,000 shares outstanding)	164,834	164,834
Treasury Stock (8,870 shares at cost)	(1,217,400)	(1,217,400)
Additional Paid-in-capital	15,246,282	15,246,282
Retained Earnings (Deficit)	(5,910,700)	(1,078,748)

Total Stockholders' Equity	8,283,016	13,114,968

Total Liabilities and Stockholders' Equity	18,967,107	22,395,131

The accompanying notes are an integral part of these financial statements

Optex Systems, Inc.
Statements of Operations

	Year Ended September 28, 2008	Year Ended September 30, 2007

Revenues	20,017,209	15,406,186

Cost of Goods Sold	18,145,211	17,361,378

Gross Margin	1,871,998	(1,955,192)

General and Administrative
Salaries and Wages	910,854	876,366
Employee Benefits	190,489	222,433
Employee Stock Bonus Plan	378,716	388,756
Amortization of Intangibles	223,491	223,835
Rent, Utilities and Building Maintenance	228,694	210,936
Legal and Accouting Fees	223,715	374,845
Consulting and Contract Service Fees	325,723	212,925
Corporate Allocations	2,076,184	2,010,027
Other Expenses	381,459	361,932
Total General and Administrative	4,939,325	4,882,055

Loss before Other Expenses and Taxes	(3,067,327)	(6,837,247)

Other Expenses
Asset Impairment of Goodwill	1,586,416	-
Interest Expense - Net	199,753	136,148

Total Other	1,786,169	136,148

Loss Before Taxes	(4,853,496)	(6,973,395)
Income Taxes (Benefit)	(21,544)	(162,541)
Net Loss After Taxes	(4,831,952)	(6,810,854)

Basic and diluted loss per share	$(483.20)	$(681.09)

Weighted Average Common Shares Outstanding	10,000	10,000

The accompanying notes are an integral part of these financial statements

Optex Systems, Inc.
Statements of Cash Flows

	Year Ended September 28, 2008	Year Ended September 30, 2007

Cash flows from operating activities:
Net Loss	(4,831,952)	(6,810,854)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	760,801	1,068,938
Provision for (use of) allowance for inventory valuation	(102,579)	701,308
Noncash interest expense	200,000	136,148
(Gain) loss on disposal and impairment of assets	1,586,416	-
(Increase) decrease in accounts receivable	(410,602)	688,023
(Increase) decrease in inventory (net of progress billed)	1,667,418	(1,124,352)
(Increase) decrease in other current assets	(290,435)	(757)
(Increase) decrease in other assets	-	(530)
Increase (decrease) in accounts payable and accrued expenses	(1,132,319)	61,917
Increase (decrease) in accrued warranty costs	227,000	-
Increase (decrease) in due to parent	2,312,280	2,385,105
Increase (decrease) in accrued estimated loss on contracts	(555,462)	1,377,348
Increase (decrease) in income taxes payable	(21,544)	30,558
Total adjustments	4,240,974	5,323,706
Net cash (used)/provided by operating activities	(590,978)	(1,487,149)

Cash flows from investing activities:
Purchase of property and equipment	(117,566)	(61,465)
Net cash used in investing activities	(117,566)	(61,465)

Cash flows from financing activities:
Proceeds from Notes Payable	373,974	2,000,000

Net cash provided by financing activities	373,974	2,000,000

Net increase (decrease) in cash and cash equivalents	(334,570)	451,385
Cash and cash equivalents at beginning of period	504,753	53,367
Cash and cash equivalents at end of period	170,183	504,753

Noncash investing and financing activities:
Irvine Sensors purchase of remaining 30% interest in Optex Texas pushed down to subsidiary’s equity
Intangible Assets	-	954,000
Goodwill	-	3,223,633
Other	-	(10,093)
Additional Paid in Capital	-	4,167,540

Supplemental cash flow information:
Cash paid for interest	-	-
Cash paid for taxes	-	6,681

The accompanying notes are an integral part of these financial statements

Optex Systems, Inc.
Statements of Stockholders' Equity

	Number of Outstanding Shares	Common Stock	Treasury Stock	Additional Paid in Capital	Retained Earnings	Total Stockholders Equity

Balance at September 30, 2006	10,000	164,834	(1,217,400)	11,078,742	5,732,106	15,758,282
Net Earnings (Loss) from continuing operations					(6,810,854)	(6,810,854)
30% acquistion of Optex by Irvine Sensors pushed down to subsidiary’s equity				4,167,540		4,167,540
Balance at September 30, 2007	10,000	164,834	(1,217,400)	15,246,282	(1,078,748)	13,114,968
Net Earnings (Loss) from continuing operations					(4,831,952)	(4,831,952)
Balance at September 28, 2008	10,000	164,834	(1,217,400)	15,246,282	(5,910,700)	8,283,016

The accompanying notes are an integral part of these financial statements

Note 1 - Organization and Operations

Optex Systems, Inc. ( “Optex Texas”) was a privately held Texas Subchapter “S” Corporation from inception in 1987 until December 30, 2005 when 70% of the issued and outstanding stock was acquired by Irvine Sensors Corp. (“IRSN”) and Optex Texas was automatically converted to a Subchapter “C” Corporation.  On December 29, 2006, the remaining 30% equity interest in Optex Texas was purchased by IRSN.

On October 14, 2008, certain senior secured creditors of IRSN, Longview Fund, L.P. (“Longview Fund”) and Alpha Capital Anstalt (“Alpha”) formed Optex Systems, Inc., a Delaware Corporation, (“Optex Delaware”),which acquired substantially all of the assets and assumed certain liabilities of Optex Texas in a transaction that was consummated via purchase at a public auction. Longview and Alpha owned Optex Delaware until February 20, 2009, when Longview sold 100% of its equity interests in Optex Delaware to Sileas Corp, as discussed in the following paragraph.  After this asset purchase, Optex Texas remained a wholly-owned subsidiary of IRSN.   Although Optex Delaware is the legal acquirer of Optex Texas in the transaction, Optex Texas is considered the accounting acquirer since the acquisition by Optex Delaware was deemed to be the purchase of a business.  Accordingly, in subsequent periods the financial statements presented will be those of the accounting acquirer.

On February 20, 2009, Sileas Corp. (“Sileas”), a newly-formed Delaware corporation, owned by present members of the company’s management, purchased 100% of the equity interest held by Longview, representing 90% of Optex Delaware in a private transaction (the “Acquisition”).  See Note 14.

Optex’s operations are based in Richardson, Texas in a leased facility comprising 49,100 square feet.  As of fiscal year ended September 28, 2008 the company operated with 109 full-time equivalent employees.

Optex Systems manufactures optical sighting systems and assemblies primarily for Department of Defense (DOD) applications. Its products are installed on a variety of U.S. military land vehicles such as the Abrams and Bradley fighting vehicles, Light Armored and Advanced Security Vehicles and have been selected for installation on the Future Combat Systems (FCS) Stryker vehicle. Optex also manufactures and delivers numerous periscope configurations, rifle and surveillance sights and night vision optical assemblies. The Company products consist primarily of build to customer print products that are delivered both directly to the military services and to other defense prime contractors.

In May 2008, Optex Systems was awarded ISO9001:2000 certification.

Note 2 - Accounting Policies

Basis of Presentation

The accompanying financial statements include the historical accounts of Optex Texas (hereinafter, the “Company” or Optex Texas). The financial statements have been presented as subsidiary-only financial statements, reflecting the balance sheets, results of operations and cash flows of the subsidiary as a stand-alone entity.

Although, the Company was majority-owned by IRSN during the fiscal periods presented, no accounts of IRSN or the effects of consolidation with IRSN have been included in the accompanying financial statements.

The financial statements have been presented  on the basis of push down accounting in accordance with Staff Accounting Bulletin No. 54 (SAB 54)  Application of “Push Down” Basis of Accounting in Financial Statements of Subsidiaries Acquired by Purchase. SAB 54 states that the push down basis of accounting should be used in a purchase transaction in which the entity becomes wholly-owned. Under the push down basis of accounting certain transactions incurred by the parent company, which would otherwise be accounted for in the accounts of the parent, are “pushed down” and recorded on the financial statements of the subsidiary. Accordingly, items resulting from the purchase transaction such as goodwill, debt incurred by the parent to acquire the subsidiary and other cost related to the purchase have been recorded on the financial statements of the Company.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Segment Reporting: Management has determined that the Company is organized, managed and internally reported as one business segment. Segments are determined based on differences in products, internal reporting and how operational decisions are made.

Fiscal Year:  The Company’s fiscal year ends on the Sunday nearest September 30.  Fiscal year 2008 ended on September 28, 2008 and included 52 weeks.  Fiscal year 2007 ended on September 30 and included 52 weeks.  Fiscal year 2009 will end on September 27, 2009 and will include 52 weeks.

Fair Value of Financial Instruments: FASB No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about certain financial instruments, including, but not limited to, cash and cash equivalents, accounts receivable, refundable tax credits, prepaid expenses, accounts payable, accrued expenses, notes payable to related parties and convertible debt-related securities. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of fiscal years ended September 28, 2008 and September 30, 2007. The carrying value of the balance sheet financial instruments included in the Company’s consolidated financial statements approximated their fair values.

Cash and Cash Equivalents:  For financial statement presentation purposes, the Company considers those short-term, highly liquid investments with original maturities of three months or less to be cash or cash equivalents.

Concentration of Credit Risk: The Company’s cash and cash equivalents are on deposit with banks. Only a portion of the cash and cash equivalents would be covered by deposit insurance and the uninsured balances are substantially greater than the insured amounts. Although cash and cash equivalent balances exceed insured deposit amounts, management does not anticipate non-performance by the banks.

Most of the Company’s accounts receivable are derived from sales to U.S. government agencies or prime government contractors.  The Company does not believe that this concentration increases credit risks because of the financial strength of the payees.

Accounts Receivable: The Company records its accounts receivable at the original sales invoice amount less shipment liquidations for previously collected advance/progress bills and an allowance for doubtful accounts. An account receivable is considered to be past due if any portion of the receivable balance is outstanding beyond its scheduled due date. On a quarterly basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on its history of past write-offs and collections, and current credit conditions. No interest is accrued on past due accounts receivable. As the customer base is primarily U.S. government and government prime contractors, the Company has concluded that there is no need for an allowance for doubtful accounts for the years ended September 28, 2008 and September 30, 2007.

Inventory: Inventory is recorded at the lower of cost or market value, and adjusted as appropriate for decreases in valuation and obsolescence. Adjustments to the valuation and obsolescence reserves are made after analyzing market conditions, current and projected sales activity, inventory costs and inventory balances to determine appropriate reserve levels. Cost is determined using the first-in first-out (FIFO) method. Under arrangements by which progress payments are received against certain contracts, the customer retains a security interest in the undelivered inventory identified with these contracts.  Payments received for such undelivered inventory are classified as unliquidated progress payments and deducted from the gross inventory balance.  As of years ended September 28, 2008, and September 30, 2007 inventory included:

	As of 9/28/2008	As of 9/30/2007

Raw Materials	$4,199,657	$6,812,810
Work in Process	5,575,520	6,423,902
Finished Goods	28,014	157,389
Gross Inventory	$9,803,191	$13,394,101
Less:
Unliquidated Progress Payments	(4,581,736)	(6,505,228)
Inventory Reserves	(673,729)	(776,308)
Net Inventory	$4,547,726	$6,112,565

Warranty Costs:  Optex Systems warrants the quality of its products to meet customer requirements and be free of defects for twelve months subsequent to delivery.  On certain product lines the warranty period has been extended to 24 months due to technical considerations incurred during the manufacture of such products.  In the year ended September 28, 2008, the company incurred $227,000 of warranty expenses representing the estimated cost of repair or replacement for specific customer returned products still covered under warranty as of the return date and awaiting replacement, in addition to estimated future warranty costs for shipments occurring during the twelve months proceeding September 28, 2008.  Future warranty costs are based on the estimated cost of replacement for expected returns based upon our most recent experience rate of defects as a percentage of sales.  Prior to fiscal year 2008, all warranty expenses were incurred as product was replaced with no reserve for warranties against deliveries in the covered period.

Estimated Costs to Complete and Accrued Loss on Contracts:  The Company reviews and reports on the performance of its contracts and production orders against the respective resource plans for such contracts/orders. These reviews are summarized in the form of estimates to complete ("ETC”s) and estimates at completion (“EAC”s).  EACs include Optex’s incurred costs to date against the contract/order plus management's current estimates of remaining amounts for direct labor, material, other direct costs and subcontract support and indirect overhead costs based on the completion status and future contractual requirements for each order. If an EAC indicates a potential overrun (loss) against a fixed price contract/order, management generally seeks to reduce costs and /or revise the program plan in a manner consistent with customer objectives in order to eliminate or minimize any overrun and to secure necessary customer agreement to proposed revisions.

If an EAC indicates a potential overrun against budgeted resources for a fixed price contract/order, management first attempts to implement lower cost solutions to still profitably meet the requirements of the fixed price contract.  If such solutions do not appear practicable, management makes a determination whether to seek renegotiation of contract or order requirements from the customer. If neither cost reduction nor renegotiation appears probable, an accrual for the contract loss/overrun is recorded against earnings and the loss is recognized in the first period the loss is identified based on the most recent EAC of the particular contract or product order.

For years ended September 28, 2008 and September 30, 2007, estimated loss reserves were estimated as $821,885 and $1,377,348, respectively.  Decreases in estimated loss reserves from 2007 to 2008 of $555,463 were primarily attributable to the successful negotiation of an equitable price adjustment for technical issues related to our US Government M187 program and several negotiated price increases in exchange for accelerated schedule deliveries on US Government periscope contracts.

Property and Equipment: Property and equipment are recorded at cost. Depreciation is computed using the straight line method over the estimated useful lives of the assets, ranging from three to seven years. Expenditures for renewals and betterments are capitalized.  Expenditures for minor items, repairs and maintenance are charged to operations as incurred. Gain or loss upon sale or retirement due to obsolescence is reflected in the operating results in the period the event takes place.

Goodwill and Other Intangible Assets:  Goodwill represents the cost of acquired businesses in excess of fair value of the related net assets at acquisition. (See also notes 9 and 14). The Company does not amortize goodwill, but tests it annually for impairment using a fair value approach as of the first day of its fourth fiscal quarter and between annual testing periods, if circumstances warrant.  Goodwill of Optex was reviewed as of September 30, 2007 and based on the assessment, it was determined that no impairment was required.  Goodwill was reviewed as of September 28, 2008, and it was determined that an impairment charge of $1,586,416 was required. The fair values assigned to the assets of the Company and the goodwill was based upon the most recent value of the Company as determined by the sale to third party purchasers on October 14, 2008.

The Company amortizes the cost of other intangibles over their estimated useful lives, unless such lives are deemed indefinite. Amortizable intangible assets are tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value based on either discounted cash flows or appraised values. The identified amortizable intangible assets at September 28, 2008 and September 30, 2007 derived from the acquisition of Optex by Irvine Sensors and consisted of non-competition agreements and customer backlog, with initial useful lives ranging from two to eight years. (See Note 9). Intangible assets with indefinite lives are tested annually for impairment, as of the first day of the Company's fourth fiscal quarter and between annual periods, if impairment indicators exist, and are written down to fair value as required.

Impairment or Disposal of Long-Lived Assets: The Company adopted the provisions of FASB No. 144 (FASB 144), “Accounting for the Impairment or Disposal of Long-lived Assets.” This standard requires, among other things, that long-lived assets be reviewed for potential impairment whenever events or circumstances indicate that the carrying amounts may not be recoverable. The assessment of possible impairment is based on the ability to recover the carrying value of the asset from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these expected cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. The primary measure of fair value is based on discounted cash flows. The measurement of impairment requires management to make estimates of these cash flows related to long-lived assets, as well as other fair value determinations.

 Revenue Recognition: The Company recognizes revenue upon transfer of title at the time of shipment (F.O.B. shipping point), when all significant contractual obligations have been satisfied, the price is fixed or determinable, and collectability is reasonably assured.

 Shipping and Handling Costs: All shipping and handling costs are included as a component of Cost of Goods sold.

Income Taxes:  The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Earnings per Share: Basic earnings per common share is computed by dividing net earnings by the weighted average number of common shares outstanding during each year presented.  Diluted earnings per common share gives effect to the assumed exercise of stock options when dilutive.  There were no dilutive stock options during 2008 or 2007.

Note 3 - Recent Accounting Pronouncements

In June 2006, The FASB issued Interpretation No. 48 “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”). This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB No. 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material impact on the Company's consolidated financial position, results of operations, or cash flows.

In September 2006, the FASB issued FASB No. 157, “Fair Value Measurements” which establishes a framework for measuring fair value, and expands disclosures about fair value measurements. While FASB No. 157 does not apply to transactions involving share-based payment covered by FASB No. 123, it establishes a theoretical framework for analyzing fair value measurements that is absent from FASB No. 123. We have relied on the theoretical framework established by FASB No. 157 in connection with certain valuation measurements that were made in the preparation of these financial statements. FASB No. 157 is effective for years beginning after November 15, 2007. Subsequent to the Standard’s issuance, the FASB issued an exposure draft that provides a one year deferral for implementation of the Standard for non-financial assets and liabilities. The Company is currently evaluating the impact FASB No. 157 will have on its financial statements.

In February 2007, Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115,” (FASB 159), was issued. This standard allows a company to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and financial liabilities on a contract-by-contract basis, with changes in fair value recognized in earnings. The provisions of this standard are effective as of the beginning of our fiscal year 2008, with early adoption permitted. The Company is currently evaluating what effect the adoption of FASB 159 will have on its financial statements.

In March 2007, the Financial Accounting Standards Board ratified Emerging Issues Task Force (“EITF”) Issue No. 06-10, "Accounting for Collateral Assignment Split-Dollar Life Insurance Agreements”.  EITF 06-10 provides guidance for determining a liability for the postretirement benefit obligation as well as recognition and measurement of the associated asset on the basis of the terms of the collateral assignment agreement.  EITF 06-10 is effective for fiscal years beginning after December 15, 2007.  The Company is currently evaluating the impact of EITF 06-10 on itsfinancial statements, but does not expect it to have a material effect.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations and SFAS No. 160, Accounting and Reporting of Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51. These new standards will significantly change the accounting for and reporting of business combinations and non-controlling (minority) interests in consolidated financial statements. Statement Nos. 141(R) and 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company is currently evaluating the impact of adopting SFAS Nos. 141(R) and SFAS 160 on its financial statements. See Note 14 for adoption of SFAS 141R subsequent to September 30, 2008.

In December 2007, the SEC issued Staff Accounting Bulletin No. 110 (“SAB 110”). SAB 110 permits companies to continue to use the simplified method, under certain circumstances, in estimating the expected term of “plain vanilla” options beyond December 31, 2007. SAB 110 updates guidance provided in SAB 107 that previously stated that the Staff would not expect a company to use the simplified method for share option grants after December 31, 2007. The Company does not have any outstanding stock options.

In March 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 161, "Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133”.  SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities.  SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 with early application encouraged. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended September 30, 2009. The Company is currently evaluating the impact of SFAS 161 on its financial statements but does not expect it to have a material effect

In May 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 162, "The Hierarchy of Generally Accepted Accounting Principles”.  SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States.  SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company is currently evaluating the impact of SFAS 162 on its consolidated financial statements but does not expect it to have a material effect.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 163, "Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60" (“SFAS 163”).  SFAS 163 interprets Statement 60 and amends existing accounting pronouncements to clarify their application to the financial guarantee insurance contracts included within the scope of that Statement.  SFAS 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years.  As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended September 30, 2011.  The Company is currently evaluating the impact of SFAS 163 on its financial statements but does not expect it to have a material effect.

Note 4 - Property and Equipment

A summary of property and equipment at September 28, 2007 and September 30, 2007 is as follows:

	Estimated Useful Life	Year Ended 09/28/08	Year Ended 09/30/07
Property and Equipment
Office Furniture/Equipment	3-5yrs	$145,071	$127,502
Machinery and Equipment	5 yrs	1,026,250	926,253
Leasehold Improvements	7 yrs	142,788	142,788
Less: Accumulated Depreciation		(994,542)	(830,108)
Net Property & Equipment		$(319,567)	$(366,435)

Depreciation Expense		$164,434	$129,069

Depreciation expense included in cost of goods sold and general and administrative expense for 2008 is $104,837 and 59,597 respectively.  Depreciation expense included in cost of goods sold and general and administrative expense for 2007 is $68,663 and $60,406 respectively.

Note 5 – Accrued Liabilities

The components of accrued liabilities for years ended 2008 and 2007 are summarized below:

	Year End as of 09/28/08	Year End as of 09/30/07

Customer Advance Payments	$-	$62,784
Deferred Rent Expense	84,435	119,073
Accrued Vacation	94,311	69,803
Property Taxes	17,557	13,031
Contract Settlement	351,217	-
Operating Expenses	128,717	-
Payroll & Payroll Related	122,737	106,629
Total Accrued Expenses	$798,974	$371,320

Contract Settlement Costs represent amounts due to the US government in relation to a progress billed contract that was cancelled prior to completion.  The remaining government-owned (progress billed) materials on the contract were subsequently used to satisfy other existing and new contracts at full value, although the unliquidated progress payments for the original contract have yet to be refunded.  Optex expects to settle the contract overpayment with the customer by third quarter of fiscal year 2009.  Accrued operating expenses include additional operating costs for estimated costs not yet invoiced or invoices not vouched into accounts payable as of year-end period close.

Note 6 - Commitments and Contingencies

Leases

The company leases its office and manufacturing facilities under two non-cancellable operating leases expiring November 2009 and February 2010 in addition to maintaining several non-cancellable operating leases for office and manufacturing equipment.  Total expenses under these facility lease agreements for the year ended September 28, 2008 was $313,032 and total expenses for manufacturing and office equipment was $21,830.  At September 28, 2008, the minimum lease payments under non-cancelable operating leases for equipment, office and facility space are as follows:

Operating
Leases
Years ended December 31,
2009	$364,260
2010	79,867
2011	16,753
2012	-
2013	-
Thereafter	-
Total minimum lease payments	$460,880

Note 7 - Transactions with a Related Party

Corporate Cost Allocations: In accordance with government contracting regulations, IRSN (the Company’s owner for years 2007 and 2008) was required to allocate some portion of its corporate general and administrative expense to its operating subsidiaries, such as Optex Systems.  IRSN elected to use a recognized government contract allocation method to satisfy this requirement in which the proportional contribution of Optex to the IRSN total revenues, payroll expense and net book value of tangible assets serves as the basis for determination of the percentage of corporate general and administrative expense for the Optex allocation.  The total IRSN Corporate Cost Allocations for 2008 and 2007 were $2,076,184 and $2,010,027 respectively.  Due to the transfer of ownership from IRSN on October 14, 2008, there will be no future IRSN Corporate Cost Allocations.

Due to IRSN (Parent):  Due to Parent relate to expenses of Optex Systems, incurred by or shared with IRSN and pushed down to Optex Systems through an intercompany payable account “Due to Parent”.  The ending amounts reflected as of September 28, 2008 and September 30, represent the cumulative amount of expenses incurred, net of any cash transfers made to/from IRSN since inception at January 2006.  Significant amounts charged through this account include IRSN corporate cost allocations, legal expenses, accounting and audit fees, travel expenses, consulting fees, and insurance costs.  Future expenses for these items with the exception of IRSN related cost allocations, consulting fees and travel expenses will be paid from Optex Systems’ working capital.

Note 8 - Debt Financing

Related Parties

Note Payable/Timothy Looney -  In January 2007,  IRSN amended its earn-out agreement with Timothy Looney in consideration for Mr. Looney providing Optex Texas with a secured subordinated term note providing for advances of up to $2 million, bearing interest at 10% per annum and maturing on the earlier of February 2009 or sixty days after retirement of IRSN’s senior debt. Aggregate advances of $2 million were provided to Optex Texas in January 2007 pursuant to the secured subordinated term note, and the advances and accrued interest were outstanding at September 28, 2008 and September 30, 2007.  This Note is secured by the assets of Optex Texas, but subordinated to the liens of Alpha and Longview.  Following the public sale of the assets of the Company to Optex Delaware on October 14, 2008, the entire $2,000,000 Note Payable with accrued interest of $345,648 remained a liability of Optex Texas.

Non-Related Parties

Short Term Note Payable/Longview Fund -  On September 23, 2008 Optex Delaware borrowed $146,709 from Longview and issued a promissory note dated September 23, 2008, to Longview in connection therewith.  The September 23, 2008 Note bears interest at the rate of 10% per annum with interest accruing until the maturity date of the September 23, 2008 Note, which was originally set as November 7, 2008 (“Maturity Date”).  Pursuant to an Allonge No. 1 to Promissory Note, dated January 20, 2009, the Maturity Date was extended until March 31, 2009 and is to be exchanged for Series A Preferred Stock of Optex Delaware (See Note 14)..

Short term note payable (Qioptic) - On November 20, 2008, Optex Delaware issued a promissory note (“Note”) to Qioptiq Limited (“Qioptiq”) in the amount of $117,780. The Note originated as a trade payable and as of September 28, 2008 had an outstanding balance of $227,235. The note has been recorded, as such, retroactively to Notes Payable in the accompanying financial statements at September 28, 2008.The Note bears interest at the rate of six percent per annum and had a maturity date of February 13, 2009  (and was repaid in full as of that date) (“Maturity Date”).  The terms of the Note call for weekly payments of $10,000 each on the last business day of every week commencing on the last business day of the first week after November 20, 2008 and continuing thereafter until the Maturity Date, on which date the remaining principal amount of the Note and all accrued and unpaid interest thereon shall become immediately due and payable.

Note 9  – Intangible Assets and Goodwill

On December 30, 2005, IRSN entered into an agreement with Optex Texas pursuant to which IRSN purchased 70% of the issued and outstanding common stock of Optex Texas , thereby becoming its majority shareholder.   On December 29, 2006, IRSN exercised a buyer option to acquire the remaining 30% ownership interest in Optex Texas.

Optex Texas has allocated the purchase consideration for the purchase to tangible and intangible assets acquired and liabilities assumed based on the valuation determinations made in connection with the Initial Acquisition of Optex Texas in December 2005 as shown in the following table, which sets forth the estimated amounts related to the full Optex Texas acquisition. The excess of the purchase price over such values is presented as goodwill in the accompanying consolidated balance sheet at September 30, 2007.

The goodwill resulting from the IRSN acquisition was recorded under the push down basis of accounting and accordingly has been recorded on the financial statements of the subsidiary.

Assets:
Current assets, consisting primarily of inventory of $5,734,500 and accounts receivable of $2,191,800		$8,070,300
Identifiable intangible assets		3,180,000
Other non-current assets, principally property and equipment		455,100
Total assets		11,705,400

Liabilities:
Current liabilities, consisting of accounts payable of $1,638,600, tax liabilities of $112,800 and accrued liabilities of $682,100		2,433,481
Acquired net assets		9,271,919
Purchase price
Total consideration to seller	$19,865,400
Direct acquisition costs	1,040,000
		20,905,400
Excess purchase price reported as goodwill		$11,633,481

Goodwill related to the IRSN acquisition of Optex Texas was reviewed as of September 30, 2008 and it was determined that an impairment charge of $1,586,416 was required. The fair values assigned to the assets of the Company and the goodwill was based upon the most recent value of the company as determined by the sale to third party purchasers on October 14, 2008.

Identifiable intangible assets included non-competition agreements and customer backlog, and is amortized over the respective estimated useful lives as follows:

	Useful Life in Years	Acquired Fair Value

Non-competition agreement	2	$80,000
Contractual backlog	2	$1,570,000
Program backlog	8	$1,530,000

The amortization of identifiable intangible assets associated with the Optex Texas acquisition in fiscal 2008 and fiscal 2007 was $596,367 and, $949,962 respectively. The identifiable intangible assets and recorded goodwill are not deductible for income tax purposes. As of the year ended September 28, 2008 the total unamortized balance of intangible assets was $1,100,140.  As of the year ended September 30, 2007 the total unamortized balance of intangible assets was $1,696,507.

The September 28, 2008 unamortized balance of intangible assets is estimated to be amortized as follows:

Year	Annual Amortization
2009	266,365
2010	204,490
2011	204,490
2012	204,490
2013	186,837
2014	33,468
Total	$1,100,140

Note 10  –  Stockholders Equity

 Common Stock:  The Company is authorized to issue 100,000 shares of no par common stock.  At September 28, 2008 and 2007 there were18,870 and 10,000 shares issued and outstanding, respectively.

The common stock, treasury stock and additional paid in Capital accounts have been presented to reflect the ownership structure of the Company as it existed prior to the acquisition by IRSN, since the Company is presenting its financial statements as a separate entity.

Note 11 - Equity Compensation

Total stock-based compensation expense of Optex Systems associated with IRSN stock grants during fiscal years 2008 and 2007 was $378,716 and $388,756 respectively.   These amounts were pushed down by IRSN and charged to general and administrative expense for each of the periods.   There were no stock options issued to Optex Texas employees or equity instruments issued to consultants and vendors in either 2007 or 2008.

Note 12 - Income Taxes

As of September 28, 2008, and September 30, 2007, the Company had generated net losses for financial accounting purposes in the amounts of approximately $4,831,952 and $6,810,854, respectively. During these periods the Company was a member of a consolidated entity for tax reporting purposes. As such, any losses that would have qualified as Net Operating Losses for Federal Income Taxes purposes as potential deductions were available to the consolidated entity. Such losses may have been utilized by the consolidated entity and are not available to Optex Delaware to offset its future taxable income.  Additionally, since the Company was acquired in a transaction effected as an asset purchase, Optex Delaware would only be entitled to tax deductions generated after the date of the acquisition. Accordingly, no deferred tax assets have been recorded in the accompanying financial statements for net operating losses generated by the Company.

No current provision for income taxes for the fiscal years ended September 28, 2008 is required, except for minimum state taxes, since the Company incurred losses during each year. There was no provision for income taxes in fiscal 2008 or 2007.

Prior to January 2006, the Company had elected to be a “S” corporation.  “S” corporations pass through all items of profits, losses and tax credits to the stockholders of the Company who are responsible for taxes other than annual state franchise taxes.  Effective December 30, 2005, concurrent with the Sale of the Company to Irvine Sensors Corp., the Company terminated their “S” corporation election and, as a result, is now treated as a “C” corporation for both Federal and State corporation income tax purposes. Profits, losses, and tax credits are reported by the corporation on its tax return and the Corporation pays taxes accordingly. “S” corporation retained earnings were $6,711,750. The “C” corporation retained deficit is $7,790,534.

Note 13—Earnings/Loss Per Share

Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period.  Diluted earnings per share is computed by assuming that any dilutive convertible securities outstanding were converted, with related preferred stock dividend requirements and outstanding common shares adjusted accordingly. For all periods presented herein, there are no dilutive convertible securities.

The following table sets forth the computation of basic and diluted net loss attributable to common stockholders per share for the years ended September 28, 2008, and September 30, 2007.

	2008	2007
Numerator:
Net loss	$(4,831,952)	$(6,810,854)
Denominator:
Weighted average shares	10,000	10,000
Basic and diluted net loss per share	$(483.20)	$(681.09)

Note 14 — Subsequent Events

Acquisition by Longview Fund, LP on October 14, 2008

On October 14, 2008, in a purchase transaction that was consummated via public auction, Optex Delaware exchanged $15 million of IRSN debt owned by it and assumed approximately $3.8 million of certain Optex Texas liabilities for substantially all of the assets of Optex Texas.  The $15 million of IRSN debt was contributed by Longview Fund and Alpha to Optex Delaware in exchange for a $6 million note payable from Optex Delaware and a $9 million equity interest in Optex Delaware.  There is no contingent consideration associated with the purchase.  Longview and Alpha, which were secured creditors of IRSN, owned Optex Delaware until February 20, 2009, when Longview sold 100% of its equity interests in Optex Delaware to Sileas Corp, as discussed in the following paragraph.

Among other assets, Optex Delaware purchased the following categories of assets from Optex Texas:  intellectual property, production processes and know how, and outstanding contracts and customer relationships.  Optex Delaware’s management intends to improve the business’s ability to serve its existing customers and to attract new customers through quality product and service that will be enabled by improved working capital availability as compared to the working capital available during the time period in which the assets were owned by IRSN.

Optex Systems has allocated the consideration for its acquisition of the Purchased Assets among tangible and intangible assets acquired and liabilities assumed based upon their fair values. Assets that met the criteria for recognition as intangible assets apart from goodwill were also valued at their fair values.

The Purchase Price was assigned to the acquired interest in the assets and liabilities of the Company as of October 14, 2008 as follows:

Assets:
Current assets, consisting primarily of inventory of $5,383,929 and accounts receivable of $1,404,434	$7,330,910
Identifiable intangible assets	4,036,789
Purchased Goodwill	7,110,416
Other non-current assets, principally property and equipment	343,898

Total assets	18,822,013
Liabilities:
Current liabilities, consisting of accounts payable of $1,953,833 and accrued liabilities of $1,868,180	$3,822,013

Acquired net assets	$15,000,000

The following table summarizes the estimate of the fair values of the intangible assets as of the asset transfer date:
Total
Contracted Backlog - Existing Orders	$2,763,567
Program Backlog - Forecasted IDIQ awards	$1,273,222
Total Intangible Asset to be amortized	$4,036,789

Identifiable intangible assets primarily consist of customer and program backlog and will be amortized between general and administrative expenses and costs of sales according to their respective estimated useful lives.

Proforma revenue and earnings per share information is presented cumulatively in the following section regarding the subsequent acquisition of Optex Delaware by Sileas Corporation.“

Other Transaction in connection with Purchase by Optex Delaware

Secured Promissory Note Due September 19, 2011/Longview Fund and Alpha  - In connection with the public sale of the Optex Texas assets to Optex Delaware, Optex Delaware delivered to each of Longview Fund and Alpha a Secured Promissory Note due September 19, 2011 in the principal amounts of $5,409,762 and $540,976, respectively.  Each Note bears simple interest at the rate of 6% per annum, and the interest rate upon an event of default increases to 8% per annum.  After 180 days from the Issue Date, the principal amount of the Notes and accrued and unpaid interest thereon may be converted into Optex common stock at a conversion price of $1.80 per share.  The Notes may be redeemed prior to maturity at a price of 120% of the then outstanding principal amount plus all accrued and unpaid interest thereon.  The obligations of Optex under the Notes are secured by a lien of all of the assets of Optex in favor of Longview and Alpha.   On March 27 2009, Sileas and Alpha exchanged their Notes plus accrued and unpaid interest for one thousand twenty seven (1,027) shares of Optex Delaware Series A Preferred Stock

Acquisition by Sileas Corp on February 20, 2009

On February 20, 2009, Sileas Corp. (“Sileas”), a newly-formed Delaware corporation, owned by present members of the company’s management, purchased 100% of the equity interest held by Longview , representing 90% of Optex Delaware, in a private transaction (the “Acquisition”).

The Primary reasons for the Acquisition by Sileas was to effect synergies that the management of Sileas and the corporate structure of Sileas would produce in achieving competitive advantages in the contract bidding process. Additional operating efficiencies were expected to result from the ownership by present members of management who are active in the daily operations of the Company.

The Acquisition was accounted in accordance with “Statement of Financial Accounting Standards No. 141R” Business Combinations” effective for transactions after December 15, 2008.

The purchase price (“Purchase Price”) for the Acquisition was $13,524,405.  Sileas issued a note to the Longview Fund LP for the full amount of the Purchase Price in exchange for 45,081,350 shares of common stock (the “Common Stock”) issued by the Company (representing 90% of the outstanding shares) and a note dated December 2, 2008, issued by the Company to Longview in the principal amount of $5,409,762 (the “Optex Note”). No contingent consideration is due the seller in the transaction..  The Note is secured by the assets of Sileas Corp. and a pledge of the outstanding stock of Sileas Corp.

Sileas has no operations or business activities other than holding the Purchased Assets and has no revenues.

The fair value of the 10% non-controlling interest at the date of acquisition is estimated to be approximately $1,500,000. The fair value was derived by computing 10% of the value of the Company as a whole based on the value of the consideration given by Sileas for its 90% acquisition. The fair value of the Company as a whole was established by the consideration of $15,000,000 given in the previous transaction whereby Longview and Alpha Capital acquired the Company in a public auction on October 14, 2008. Based the stability of the nature of the company operations in the current marketplace, the fair value of the prior consideration was deemed to be representative of the current market value.

 Sileas has allocated the consideration for its acquisition of the Purchased Assets among tangible and intangible assets acquired and liabilities assumed based upon their fair values. Assets that met the criteria for recognition as intangible assets apart from goodwill were also valued at their fair values. The excess of the purchase price over the fair values of the identifiable tangible assets, intangibles assets and the fair value of the non controlling interest is recognized as goodwill in the accompanying balance sheet in the amount of $1,012,058. Goodwill is not amortized for financial reporting purposes but measured at least annually for impairment.

The Purchase Price was assigned to the acquired interest in the assets and liabilities of the Company as of February 20, 2009 as follows:

Assets:
Current assets, consisting primarily of inventory of $5,327,438 and accounts receivable of $2,897,583		$8,687,102
Identifiable intangible assets		3,173,793
Purchased Goodwill		7,110,415
Other non-current assets, principally property and equipment		316,923

Total assets		$19,288,233
Liabilities:
Current liabilities, consisting primarily of accounts payable of $2,068,653 and accrued liabilities of $2,039,663		$5,275,886

Acquired net assets		$14,012,347

Purchase price
Total consideration to seller (Sileas 90% interests)	$13,524,405
Fair Value minority interest under FAS 141R	1,500,000

		$15,024,405

Excess purchase price reported as goodwill		$1,012,058

Accounts receivable represent the amounts due from customers in the ordinary course of business. The carrying amounts approximate their fair value and the Company expects to collect the receivables subject to their normal historical experiences.

Qualitative factors that result in the recognition of goodwill exist from the synergies expected to be achieved by combining the existing operations and the business relationships of Sileas Corp as well as intangible assets that exist that do not meet the criteria for separate recognition apart from goodwill such as the intellectual capital inherent in its existing workforce, production methods and its overall customer base. The identifiable intangible assets and recorded goodwill are not deductible for income tax purposes.

As of the February 20, 2009 change in ownership, it was determined that there was no significant impact to the unamortized intangible assets since the original determination on October 14, 2008.

Identifiable intangible assets primarily consist of customer and program backlog, and will be amortized between general and administrative expenses and costs of sales according to their respective estimated useful lives.

The accompanying unaudited pro forma financial information for fiscal 2008 and 2007 present the historical financial information of the accounting acquirer. The pro forma financial information is presented for information purposes only. Such information is based upon the standalone historical results of each company and does not reflect the actual results that would have been reported had the acquisition been completed when assumed, nor is it indicative of the future results of operations for the combined enterprise.

The following represents condensed pro forma revenue and earnings information for the years ended September 28, 2008 and September 30, 2007 as if the acquisition of Optex had occurred on the first day of each of the fiscal years.

	2008	2007
Revenues	20,017,209	15,406,186
Net Loss	(4,021,601)	(5,776,875)
Diluted earnings per share	$(0.03)	$(0.04)

Weighted Average Shares Outstanding	141,464,940	141,464,940

The pro forma statements depicted above reflect the impacts of reduced interest costs of $200,000 and $136,148, increased intangible amortization expenses of $1,474,829, and $1,121,232,  the elimination of corporate allocation costs from IRSN of $ 2,076,184 and $2,010,027, and the elimination for employee stock bonus compensation (ESBP) pushed down from IRSN of $378,716 and $388,756 for years ended September 28, 2008 and September 30, 2007  respectively,   There is no expected impact on Federal Income taxes as the Company had a cumulative retained deficit as of the end of each year.

Other Transactions in connection with Purchase by Sileas

Secured Promissory Note Due February 20, 2012/Longview Fund, LP - As a result of the transaction described above between Sileas on Longview fund described in note 7 and in note 14, on February 20, 2009 and effective as of February 20, 2009 (the “Issue Date”), Sileas, the new majority owner of Optex Systems, executed and delivered to Longview LP, a Secured Promissory Note due February 20, 2012 in the principal amount of $13,524,405.  The Note bears simple interest at the rate of 4% per annum, and the interest rate upon an event of default increases to 10% per annum.  In the event Optex sells or conveys all or substantially all its assets to a third party entity for more than nominal consideration, other than a merger into its parent company (“Sileas”) or reincorporation in another jurisdiction, then this Note shall be immediately due and owing without demand.  In the event that a Major Transaction occurs prior to the maturity date resulting in the Borrower receiving Net Consideration with a fair market value in excess of the principal and interest due under the terms of this Secured Note, (the “Optex Consideration”), then in addition to paying the principal and interest due, Optex (“Sileas”) shall also pay an amount equal to 90% of the Optex Consideration.  The obligations of Optex under the Note are secured by a security interest granted to Longview Fund pursuant to a Stock Pledge Agreement delivered by Sileas to Longview.

The note payable has been accounted for on the basis of push-down accounting upon the acquisition since Sileas acquired a 90% controlling interest and as such the note payable by Sileas (Parent) will be recorded on the financial statements of Optex Delaware (Subsidiary) as of February 20, 2009.  Concurrent with the planned reverse merger with a publicly-traded shell entity, Sileas’ ownership will be diluted to a percentage less than that under which push-down accounting applies.  Accordingly, the note payable owned by Sileas to Longview will be reflected solely on the financial statements of Sileas (Parent) and will no longer be reflected as a liability in the financial statements of Optex Delaware.

Reorganization/Share Exchange

On March 30, 2009, a reorganization/share exchange occurred whereby the then existing shareholders of the Company exchanged their shares of Company Common Stock with the shares of Common Stock of Sustut Exploration, Inc. (“Registrant”) as follows:  (i) the outstanding 85,000,000 shares of Company Common Stock be exchanged by Registrant for  113,333,282 shares of Registrant Common Stock, (ii) the outstanding 1,027 shares of Company Series A Preferred Stock be exchanged by Registrant for 1,027 shares of Registrant Series A Preferred Stock and such additional items as more fully described in the Agreement and (iii) the 8,131,667 shares of Company Common Stock purchased in the private placement will be exchanged by Registrant for 8,131,667 shares of Registrant Common Stock, as acknowledged by Registrant.  The Company shall remain a wholly owned subsidiary of Registrant, and the Company’s shareholders are now shareholders of Registrant.

Private Placement

Simultaneously with the closing of the Reorganization Agreement, as of March 30, 2009 , the Company accepted subscriptions from accredited investors for a total of 27 units (the "Units"), for $45,000 per Unit, with each Unit consisting of Three Hundred Thousand (300,000) shares of common stock, no par value (the "Common Stock") of the Company and warrants to purchase Three Hundred Thousand (300,000) shares of Common Stock for $0.45 per share for a period of five (5) years from the initial closing (the "Warrants"), which were issued by Sustut after the closing referenced above.  Gross proceeds to the Company were $1,219,750, and after deducting a finders fee of $139,555 which was payable in cash, and non-cash consideration of forgiveness of indebtedness owed to an investor of $146,250, net proceeds were $933,945.  The finder also received five year warrants to purchase 2.7 Units, at an exercise price of $49,500 per unit.

Series A Preferred Stock

On March 24, 2009, the Company filed a Certificate of Designation with the Secretary of State of the State of Delaware authorizing a series of preferred stock, under its articles of incorporation, known as “Series A Preferred Stock”. This Certificate of Designation was approved by the Registrant’s Board of Directors and Shareholders at a Board Meeting and Shareholders Meeting held on February 25, 2009. The Certificate of Designation sets forth the following terms for the Series A Preferred Stock: (i) Number of authorized shares: 1,027; (ii) per share stated value: $6,000; (iii) liquidation preference per share:  stated value; (iv) conversion price: $0.15 per share as adjusted from time to time; and (v) voting rights: votes along with the Common Stock on an as converted basis with one vote per share.

The Series A Preferred Shares entitle the holders to receive cumulative dividends at the rate of 6% per annum payable in cash at the discretion of Board of Directors.  Each share of preferred stock is immediately convertible into common shares at the option of the holder which entitles the holder to receive the equivalent number of common shares equal to the stated value of the preferred shares divided by the conversion price initially set at $0.15 per share.

Holders of preferred shares receive preferential rights in the event of liquidation.  Additionally the preferred stock shareholders are entitled to vote together with the common stock on an ”as-converted” basis.

On March 27, 2009, Sileas and Alpha Capital Anstalt exchanged their promissory notes in the total amount of $6,000,000 plus accrued and unpaid interest thereon into 1,027 shares of Series A Preferred Stock.

Stock Split

On March 26, 2009, the Company’s Board of Directors reconfirmed a 1.7:1 forward split of its Common Stock to holders of record as of February 23, 2009.  Accordingly, as a result of the forward split, the 45,081,350 shares of Common Stock held by Sileas Corp. was split into 76,638,295 shares, and the 4,918,650 shares of Common Stock held by Arland Holdings, Ltd. was split into 8,361,705 shares.